Exhibit 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc. SM	Dan Rollins
Prosperity Bank Plaza 4295 San Felipe Houston, Texas 77027	Senior Vice President 713.693.9300 dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC. SM

TO ACQUIRE

LIBERTY BANCSHARES, INC.

Prosperity Bank® to enter Austin Market

6 locations in Austin MSA

HOUSTON, April 26, 2004. Prosperity Bancshares, Inc. SM (NASDAQ: PRSP) announced today the signing of a definitive agreement to acquire Liberty Bancshares, Inc., and its subsidiary, Austin, Texas based Liberty Bank ssb (collectively referred to as Liberty).

Liberty operates six (6) banking offices in the Austin, Texas area, which will continue to operate with the same management when the acquisition is completed. As of March 31, 2004, Liberty had total assets of $186.0 million, loans of $127.7 million, deposits of $170.0 million and shareholders’ equity of $16.2 million.

“This merger continues our string of strategic acquisitions. The combination of Liberty with Prosperity will create a $2.6 billion regional community bank with market capitalization of approximately $525 million. Liberty Bank is an excellent partner for us to enter the Austin market with and continue toward our goal of becoming a true Texas bank,” commented David Zalman, Chief Executive Officer and President of Prosperity.

Under terms of the agreement, Prosperity will issue approximately 1.3 million shares of its common stock and $10.5 million in cash, subject to adjustment, for all outstanding shares of Liberty. The transaction values Liberty at $42.0 million.

The merger has been approved by the Board of Directors of both companies and is expected to close this summer. The transaction is subject to certain conditions, approval by Liberty shareholders and customary regulatory approvals. Operational integration is anticipated to begin during the third quarter of 2004.

Prosperity expects that the merger will be accretive to earnings one year after operational integration. This estimate does not consider any anticipated revenue enhancements that may be realized from the merger.

“The combination of our organizations will further our strategic goals of maintaining consistently strong earnings growth by leveraging our product and service capabilities over an expanded customer base,” added Dan Rollins, Vice Chairman of Prosperity Bank®. “Liberty is one of the largest independent banks in Austin and should provide us additional opportunities in the future. The professional bankers at Liberty will become active members of our Austin team.”

Ned Holmes, Chairman of the Board of Prosperity, said, “We have continued to look for opportunities to expand our presence across the state and believe that this acquisition will provide significant value to our shareholders, our customers, our associates, and the communities we serve. Together, our combined organization will be able to offer our customers a broader and more sophisticated array of products and services, while continuing to provide the highest level of customer and community service.”

“We are pleased to have found a new partner to continue our tradition of providing true relationship banking to our customers while offering additional banking products and services. The decision to sell our bank after operating as an independent bank was not easy,” said Edward Safady, President and Chief Executive Officer of Liberty Bank. “However, we are convinced that joining Prosperity Bank® is the right choice for our customers and our community. We are personally involved with our customers and with our community and look forward to continuing that involvement while becoming productive members of the Prosperity team.”

Safady will join Prosperity as Austin Area Chairman upon consummation of the transaction. He will provide leadership and guidance in an effort to continue Prosperity’s growth in the Austin area.

Following the merger, Prosperity will have a total of fifty-seven (57) banking centers: six (6) in the Austin area, twenty-nine (29) in the Houston CMSA, eleven (11) in the Dallas area and eleven (11) in eight contiguous counties southwest of Houston.

Strategic Rationale and Economics

•	Financially & strategically attractive

•	Increases pro forma capital

•	Market expansion opportunity for Prosperity Bank®

•	Attractive core deposit franchise; provides platform for growth

•	Liberty efficiency ratio of 67.7% makes expense saves reasonable

•	Transaction Details

• Total consideration:	$42.0 million
• Shares issued: • Cash consideration: • Accounting Treatment: • Expected closing: • Integration completion:	Approximately 1.3 million $10.5 million Purchase Accounting 3Q 2004 4Q 2004

• Valuation
• Price/book: • Price/tangible Book: • Price to 2001 earnings: • Price to 2002 earnings: • Price to 2003 earnings: • Price/assets • Deposit premium:	2.60x 2.60x 23.29x 16.92x 20.31x 22.58% 15.20%

Corporate Profile

Prosperity Bancshares, Inc. SM, a $2.4 billion Houston, Texas based regional financial holding company, formed in 1983, placed 82nd on Fortune magazine’s annual ranking of “America’s 100 Fastest-Growing Companies” as published in the September 2003 issue. This distinction is one of several for Prosperity over the past few months. Other performance-based honors include ABA Banking Journal (Best of the Big Banks—The Top 50); Fortune Small Business (The FSB 100—America’s Fastest Growing Small Companies); Houston Chronicle (Top 100 Houston Companies) and US Banker (Top 100 Publicly Traded Mid-Tier Banks).

Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com, Retail Brokerage Services,

MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates fifty-one (51) full service banking locations, twenty-nine (29) in the Houston CMSA, eleven (11) in the Dallas area and eleven (11) in eight contiguous counties south and southwest of Houston.

Prosperity Bank® operates the following full service banking centers: Angleton, Bay City, Beeville, Blooming Grove, Clear Lake, Cleveland, Corsicana, Cuero, Dallas—Abrams Centre, Dallas—Camp Wisdom, Dallas—Cedar Hill, Dallas—Kiest, Dallas—Red Oak, Dallas—Preston Road, Dallas—Turtle Creek, Dallas—Westmoreland, Dayton, East Bernard, Edna, El Campo, Ennis, Galveston, Goliad, Hitchcock, Houston—Aldine, Houston—Bellaire, Houston—CityWest, Houston—Copperfield, Houston—Cypress, Houston—Downtown, Houston—Fairfield, Houston—Gladebrook, Houston—Highway 6, Houston—Medical Center, Houston—Memorial, Houston—Post Oak, Houston—River Oaks, Houston—Tanglewood, Houston—Waugh Drive, Houston—Woodcreek, Liberty, Magnolia, Mathis, Mont Belvieu, Needville, Palacios, Sweeny, Victoria, West Columbia, Wharton and Winnie.

In connection with the proposed merger of Liberty Bancshares, Inc. into Prosperity Bancshares, Inc., Prosperity Bancshares has previously filed with the Securities and Exchange Commission a registration statement on Form S-4 to register shares of Prosperity Bancshares common stock to be issued in one or more transactions involving the acquisition of businesses, assets, properties or securities. In connection with the proposed transaction between Prosperity Bancshares and Liberty Bancshares, the shares of common stock to be issued by Prosperity Bancshares to the shareholders of Liberty Bancshares have been registered under the registration statement on Form S-4 previously filed with the Securities and Exchange Commission.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENT AND THE PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT PROSPERITY BANCSHARES. Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the prospectus may also be obtained by directing a request by telephone or mail to Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027, Attn: Investor Relations. Prosperity Bancshares’ telephone number is (713) 693-9300.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions’ estimates and projections about Prosperity Bancshares, Inc. SM and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether we can: continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate acquisitions; continue to provide products and services that appeal to our customers; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in our most recent Annual Report on Form 10-K .

Copies of Prosperity Bancshares, Inc.’s SM SEC filings may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

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